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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                                                               Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                     Three Months Ended     Nine Months Ended
                                        September 30           September 30
                                     ------------------     -----------------
                                        1997       1996       1997       1996
                                       -----      -----      -----      -----
EARNINGS:
Income from continuing
  operations before income taxes    $202,570    115,923    756,157    466,386
Add: fixed charges                    19,091     18,067     56,488     51,703
                                    --------   --------   --------   --------
   Income, as adjusted              $221,661    133,990    812,645    518,089
                                    ========   ========   ========   ========

FIXED CHARGES:
Interest costs                       $13,576     13,072     40,402     38,220
Rental expense (1)                     5,515      4,995     16,086     13,483
                                    --------   --------   --------   --------
   Total fixed charges               $19,091     18,067     56,488     51,703
                                    ========   ========   ========   ========

FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS:
Fixed charges                        $19,091     18,067     56,488     51,703
PSOP preferred stock dividends         4,352      4,458     13,168     13,422
Dividends on monthly income
 preferred securities                  3,105      3,105      9,315      9,315
                                    --------   --------   --------   --------
    Total fixed charges and
     preferred stock dividends       $26,548     25,630     78,971     74,440
                                    ========   ========   ========   ========

Ratio of earnings to fixed charges     11.61       7.42      14.39      10.02
                                    ========   ========   ========   ========

Ratio of earnings to combined
 fixed charges and
 preferred stock dividends              8.35       5.23      10.29       6.96
                                    ========   ========   ========   ========

(1) Interest portion deemed implicit in total rent expense.